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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0287
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

   Leeburg                          Louis
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   (Last)                           (First)             (Middle)

   6820 Academy Parkway East NE
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                                    (Street)

   Albuquerque                      NM                   87109
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   (City)                           (State)              (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   LightPath Technologies, Inc.
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

   November 2000
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [X] Director                          [ ] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                          Amount
                                                          of
                                         Securities       Secur-              Nature
                                         Acquired (A)     ities     Owner-    of
                                         or Disposed      Bene-     ship      Indirect
                                         of (D) (Instr.   ficially  Form:     Bene-
                          Transaction    3, 4 and 5)      Owned at  Direct    ficial
                          Code         ----------------   End (D)   or        Owner-
Title of     Transaction  (Instr. 8)          (A)         of Month  Indirect  ship
Security     Date         -----------  Amount or  Price   (Instr.   (I)       (Instr.
(Instr. 3)  (mm/dd/yy)    Code     V          (D)         3 and 4)  (Instr.4)  4)
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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                          Number                                               Number    Owner-
                                          of                                                   of        ship
                                          Deriv-                       Title and               Deriv-    of
               Conver-                    ative                        Amount of               ative     Deriv-
               sion                       Secur-                       Underlying              Secur-    ative   Nature
               of                         ities                        Securities              ities     Secur-  of
               Exer-                      Acquired    Date             (Instr. 3       Price   Bene-     ity:    In-
               cise              Trans-   (A) or      Exercisable and  and 4)          of      ficially  Direct  direct
               Price    Trans-   action   Disposed    Expiration Date  --------------  Deriv-  Owned     (D) or  Bene-
               of       action   Code     of(D)       (Month/Day/Year)         Amount  ative   at End    In-     ficial
Title of       Deriv-   Date     (Instr.  (Instr.3,   ----------------         or      Secur-  of        direct  Owner-
Derivative     ative    (Month/  8)       4 and 5)    Date     Expira-         Number  ity     Month     (I)     ship
Security       Secur-   Day/     ------   --------    Exer-    tion            of      (Instr. (Instr.   (Instr  (Instr.
(Instr. 3)     ity      Year)    Code V   (A)   (D)   cisable  Date    Title   Shares  5)      4)        4)      4)
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                                                                       Common
Stock Option   $28.03   11/14/00           A  20,000  12/00    11/10   Stock   20,000          56,176    D
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Explanation of Responses:

/s/ Louis Leeburg                                   1/29/01
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**Signature of Reporting Person                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedures. Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.